Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-143828 on Form S-8 and in Registration Statement No. 333-161070 on Form S-3 of our reports dated December 11, 2009, relating to the consolidated financial statements and financial statement schedules of BWAY Holding Company and subsidiaries and the effectiveness of BWAY Holding Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K of BWAY Holding Company for the year ended September 27, 2009.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

December 11, 2009